# Helping control the risks of retirement.



## Hypothetical Historical Performance Illustration

The purpose of this illustration is to show how the performance of the underlying investment options could affect the annuity's contract values, guaranteed lifetime withdrawal benefits (GLWB) and death benefits. This illustration is hypothetical only and may not be used to project or predict investment results.

| | |
|---|---|
| **OWNER** | Valued Client |
| **ANNUITANT** | Valued Client |
| **COVERED PERSON** | Valued Client |
| **CASE NAME** | Valued Client |
| **CASE DATE** | 06/13/2019 |
| **STATE OF RESIDENCE** | Oklahoma |
| **TAX QUALIFICATION** | Non-Qualified |
| **ADVISOR** | Devel User |

CUNA Mutual Group Zone Income™ Annuities are issued by MEMBERS LIFE INSURANCE COMPANY

Not a deposit • Not guaranteed by any bank or credit union • May lose value
Not FDIC/NCUA insured • Not insured by any federal government agency

CUNA MUTUAL GROUP

## 25% S&P 500

| | SECURE ACCOUNT | | GROWTH ACCOUNT | | PERFORMANCE ZONE |
|---|---|---|---|---|---|
| Allocation | 50% | + | 50% | = | 100% |
| Cap / Maximum upside potential | +6.65% | | +16.55% | | +11.60% |
| Floor / Maximum downside protection | 0.00% | | -10.00% | | -5.00% |


CAP
FLOOR
CAP
FLOOR
MAXIMUM UPSIDE POTENTIAL
MAXIMUM DOWNSIDE PROTECTION

## 25% RUSSELL 2000

| | SECURE ACCOUNT | | GROWTH ACCOUNT | | PERFORMANCE ZONE |
|---|---|---|---|---|---|
| Allocation | 50% | + | 50% | = | 100% |
| Cap / Maximum upside potential | +7.30% | | +17.60% | | +12.45% |
| Floor / Maximum downside protection | 0.00% | | -10.00% | | -5.00% |


CAP
FLOOR
CAP
FLOOR
MAXIMUM UPSIDE POTENTIAL
MAXIMUM DOWNSIDE PROTECTION

## 25% MSCI EAFE

| | SECURE ACCOUNT | | GROWTH ACCOUNT | | PERFORMANCE ZONE |
|---|---|---|---|---|---|
| Allocation | 50% | + | 50% | = | 100% |
| Cap / Maximum upside potential | +5.55% | | +16.80% | | +11.18% |
| Floor / Maximum downside protection | 0.00% | | -10.00% | | -5.00% |


CAP
FLOOR
CAP
FLOOR
MAXIMUM UPSIDE POTENTIAL
MAXIMUM DOWNSIDE PROTECTION

## 25%

**DECLARED RATE** **3.00%**

**100% TOTAL**

*Current rate caps are as of 06/13/2019 for a 06/10/19 risk control account start date and are subject to change. Rate floors do not change. Caps and floors are shown **before fees**.*

**PURCHASE PAYMENT:** $10,000
**COVERED PERSON ISSUE AGE:** 45
**ASSUMED ISSUE DATE:** 04/30/1999
**ILLUSTRATION SCENARIO:** Historical Performance (20 Year)
**ASSUMED RISK CONTROL PORTFOLIO:** Selected Allocations
**ASSUMED FIXED PORTFOLIO:** Selected Allocations

# Hypothetical Contract Summary
# Historical Performance

| | | | | S&P 500 | | | RUSSELL 2000 | | | MSCI EAFE | | | DECLARED RATE | | CONTRACT | | | | ZONE INCOME GLWB | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| End of Year | Date | Age | With-drawals | Index Return | Net Return | Account Value | Index Return | Net Return | Account Value | Index Return | Net Return | Account Value | Net Return | Account Value | Net Return | Contract Value | Surrender Value | Death Benefit | Benefit Base | GLWB Rate | Next Anniv. GLWB |
| At Issue | | | | | | $2,500 | | | $2,500 | | | $2,500 | | $2,500 | | $10,000 | $9,190 | $10,000 | $10,000 | 2.50% | |
| 1 | 04/30/00 | 46 | $0 | 8.78% | 6.47% | $2,662 | 16.97% | 10.87% | $2,772 | 12.47% | 7.75% | $2,694 | 2.52% | $2,563 | 6.90% | $10,690 | $9,804 | $10,690 | $10,690 | 2.90% | $310 |
| 2 | 04/30/01 | 47 | $310 | -13.97% | -6.25% | $2,433 | -4.13% | -3.33% | $2,509 | -17.47% | -6.25% | $2,433 | 2.45% | $2,659 | -3.34% | $10,033 | $9,201 | $10,033 | $10,690 | 2.90% | $310 |
| 3 | 04/30/02 | 48 | $310 | -13.81% | -6.27% | $2,278 | 5.22% | 3.89% | $2,525 | -15.24% | -6.27% | $2,278 | 2.43% | $2,490 | -1.56% | $9,572 | $8,857 | $9,572 | $10,690 | 2.90% | $310 |
| 4 | 04/30/03 | 49 | $310 | -14.86% | -6.31% | $2,169 | -21.93% | -6.31% | $2,169 | -18.15% | -6.31% | $2,169 | 2.38% | $2,371 | -4.14% | $8,878 | $8,298 | $9,070 | $10,690 | 2.90% | $310 |
| 5 | 04/30/04 | 50 | $310 | 20.76% | 10.22% | $2,361 | 40.41% | 11.06% | $2,379 | 37.15% | 9.79% | $2,352 | 2.41% | $2,194 | 8.37% | $9,285 | $8,760 | $9,285 | $10,690 | 2.90% | $310 |
| 6 | 04/30/05 | 51 | $310 | 4.47% | 3.13% | $2,314 | 3.50% | 2.16% | $2,292 | 12.28% | 7.55% | $2,413 | 2.41% | $2,298 | 3.81% | $9,318 | $8,870 | $9,318 | $10,690 | 2.90% | $310 |
| 7 | 04/30/06 | 52 | $310 | 13.29% | 8.62% | $2,446 | 31.96% | 11.09% | $2,502 | 30.58% | 9.82% | $2,473 | 2.44% | $2,307 | 7.99% | $9,728 | $9,728 | $9,728 | $10,690 | 2.90% | $310 |
| 8 | 04/30/07 | 53 | $310 | 13.11% | 8.55% | $2,556 | 6.54% | 5.23% | $2,478 | 17.03% | 9.84% | $2,586 | 2.45% | $2,412 | 6.52% | $10,032 | $10,032 | $10,032 | $10,690 | 2.90% | $310 |
| 9 | 04/30/08 | 54 | $310 | -6.53% | -4.56% | $2,320 | -12.08% | -6.28% | $2,278 | -4.29% | -3.44% | $2,347 | 2.42% | $2,489 | -2.96% | $9,433 | $9,433 | $9,433 | $10,690 | 2.90% | $310 |
| 10 | 04/30/09 | 55 | $310 | -37.01% | -6.32% | $2,137 | -31.92% | -6.32% | $2,137 | -44.57% | -6.32% | $2,137 | 2.37% | $2,335 | -4.15% | $8,745 | $8,745 | $8,745 | $10,690 | 2.90% | $310 |
| 11 | 04/30/10 | 56 | $310 | 35.96% | 10.21% | $2,324 | 46.98% | 11.05% | $2,342 | 30.80% | 9.78% | $2,315 | 2.40% | $2,159 | 8.36% | $9,140 | $9,140 | $9,140 | $10,690 | 2.90% | $310 |
| 12 | 04/30/11 | 57 | $310 | 14.91% | 9.42% | $2,415 | 20.75% | 11.08% | $2,452 | 15.89% | 9.36% | $2,414 | 2.43% | $2,261 | 8.07% | $9,543 | $9,543 | $9,543 | $10,690 | 2.90% | $310 |
| 13 | 04/30/12 | 58 | $310 | 2.52% | 1.17% | $2,335 | -5.59% | -4.11% | $2,213 | -15.65% | -6.30% | $2,163 | 2.40% | $2,363 | -1.71% | $9,074 | $9,074 | $9,074 | $10,690 | 2.90% | $310 |
| 14 | 04/30/13 | 59 | $310 | 14.28% | 9.10% | $2,390 | 15.99% | 10.27% | $2,416 | 15.66% | 9.24% | $2,393 | 2.42% | $2,244 | 7.76% | $9,444 | $9,444 | $9,444 | $10,690 | 2.90% | $310 |
| 15 | 04/30/14 | 60 | $310 | 17.93% | 10.25% | $2,518 | 18.93% | 11.10% | $2,537 | 10.44% | 6.66% | $2,436 | 2.44% | $2,339 | 7.61% | $9,830 | $9,830 | $9,830 | $10,690 | 2.90% | $310 |
| 16 | 04/30/15 | 61 | $310 | 10.70% | 7.34% | $2,555 | 8.28% | 6.46% | $2,534 | -0.94% | -1.75% | $2,338 | 2.44% | $2,438 | 3.62% | $9,865 | $9,865 | $9,865 | $10,690 | 2.90% | $310 |
| 17 | 04/30/16 | 62 | $310 | -0.97% | -1.80% | $2,346 | -7.32% | -4.95% | $2,270 | -11.74% | -6.29% | $2,238 | 2.41% | $2,446 | -2.66% | $9,301 | $9,301 | $9,301 | $10,690 | 2.90% | $310 |
| 18 | 04/30/17 | 63 | $310 | 15.44% | 9.69% | $2,465 | 23.84% | 11.08% | $2,497 | 8.30% | 5.59% | $2,373 | 2.43% | $2,302 | 7.20% | $9,638 | $9,638 | $9,638 | $10,690 | 2.90% | $310 |
| 19 | 04/30/18 | 64 | $310 | 11.07% | 7.53% | $2,507 | 10.10% | 7.37% | $2,504 | 11.45% | 7.17% | $2,499 | 2.45% | $2,389 | 6.13% | $9,899 | $9,899 | $9,899 | $10,690 | 2.90% | $310 |
| 20 | 04/30/19 | 65 | $310 | 11.25% | 7.61% | $2,580 | 3.20% | 1.89% | $2,443 | -5.98% | -4.26% | $2,295 | 2.44% | $2,456 | 1.92% | $9,774 | $9,774 | $9,774 | $10,690 | 2.90% | $310 |
| Total | | | $5,890 | | | | | | | | | | | | | | | | | | |
| Average Return | | | | **4.04%** | | | **6.73%** | | | **1.33%** | | | | | **3.07%** | | | | | | |

GLWB Withdrawal start year

| | |
|---|---|
| **PURCHASE PAYMENT:** | $10,000 |
| **COVERED PERSON ISSUE AGE:** | 45 |
| **ASSUMED ISSUE DATE:** | 04/30/1999 |
| **ILLUSTRATION SCENARIO:** | Historical Performance (20 Year) |
| **ASSUMED RISK CONTROL PORTFOLIO:** | Selected Allocations |
| **ASSUMED FIXED PORTFOLIO:** | Selected Allocations |

# Hypothetical Contract Summary
# Historical Performance

## Contract and Zone Income GLWB Values


$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
10.00 %
9.00 %
8.00 %
7.00 %
6.00 %
5.00 %
4.00 %
3.00 %
2.00 %
1.00 %
0.00 %
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15
Benefit Base
GLWB Rate
Risk Control (S&P 500) Account Value
Risk Control (Russell 2000) Account Value
Risk Control (MSCI EAFE) Account Value
Declared Rate Account Value

| | | | | | | | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **Benefit Base** | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 | $10,690 |
| **GLWB Rate** | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% | 2.90% |
| **Withdrawals** | $0 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 |
| **Available GLWB** | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 | $310 |

**PURCHASE PAYMENT:** $10,000
**COVERED PERSON ISSUE AGE:** 45
**ASSUMED ISSUE DATE:** 04/30/1999
**ILLUSTRATION SCENARIO:** Worst Case Scenario
**AVERAGE GROSS RETURN:** -3.69%
**ASSUMED RISK CONTROL PORTFOLIO:** Selected Allocations
**ASSUMED FIXED PORTFOLIO:** Selected Allocations

# Hypothetical Contract Summary
# Variable Assumed Rate Performance

| | | | S&P 00 5 | | RUSSELL 2000 | | MSCI EAFE | | DECLARED RATE | | CONTRACT | | | | ZONE INCOME GLWB | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| End of Year | Age | With-drawals | Net Return | Account Value | Net Return | Account Value | Net Return | Account Value | Net Return | Account Value | Net Return | Contract Value | Surrender Value | Death Benefit | Benefit Base | GLWB Rate | Next Anniv. GLWB |
| At Issue | | | | $2,500 | | $2,500 | | $2,500 | | $2,500 | | $10,000 | $9,190 | $10,000 | $10,000 | 2.50% | |
| 1 | 46 | $0 | -6.24% | $2,344 | -6.24% | $2,344 | -6.24% | $2,344 | -0.27% | $2,493 | -4.75% | $9,525 | $8,753 | $10,000 | $10,000 | 2.90% | $290 |
| 2 | 47 | $290 | -6.28% | $2,164 | -6.28% | $2,164 | -6.28% | $2,164 | -0.32% | $2,301 | -4.79% | $8,793 | $8,056 | $9,710 | $10,000 | 2.90% | $290 |
| 3 | 48 | $290 | -6.33% | $1,991 | -6.33% | $1,991 | -6.33% | $1,991 | -0.37% | $2,118 | -4.84% | $8,091 | $7,487 | $9,420 | $10,000 | 2.90% | $290 |
| 4 | 49 | $290 | -6.38% | $1,826 | -6.38% | $1,826 | -6.38% | $1,826 | -0.42% | $1,942 | -4.89% | $7,420 | $6,933 | $9,130 | $10,000 | 2.90% | $290 |
| 5 | 50 | $290 | -6.44% | $1,668 | -6.44% | $1,668 | -6.44% | $1,668 | -0.48% | $1,774 | -4.95% | $6,777 | $6,394 | $8,840 | $10,000 | 2.90% | $290 |
| 6 | 51 | $290 | -6.51% | $1,516 | -6.51% | $1,516 | -6.51% | $1,516 | -0.56% | $1,613 | -5.02% | $6,161 | $5,870 | $8,550 | $10,000 | 2.90% | $290 |
| 7 | 52 | $290 | -6.59% | $1,371 | -6.59% | $1,371 | -6.59% | $1,371 | -0.64% | $1,458 | -5.10% | $5,571 | $5,571 | $8,260 | $10,000 | 2.90% | $290 |
| 8 | 53 | $290 | -6.68% | $1,232 | -6.68% | $1,232 | -6.68% | $1,232 | -0.74% | $1,311 | -5.20% | $5,007 | $5,007 | $7,970 | $10,000 | 2.90% | $290 |
| 9 | 54 | $290 | -6.79% | $1,099 | -6.79% | $1,099 | -6.79% | $1,099 | -0.86% | $1,169 | -5.31% | $4,466 | $4,466 | $7,680 | $10,000 | 2.90% | $290 |
| 10 | 55 | $290 | -6.93% | $972 | -6.93% | $972 | -6.93% | $972 | -1.00% | $1,034 | -5.45% | $3,949 | $3,949 | $7,390 | $10,000 | 2.90% | $290 |
| 11 | 56 | $290 | -7.10% | $850 | -7.10% | $850 | -7.10% | $850 | -1.18% | $904 | -5.62% | $3,453 | $3,453 | $7,100 | $10,000 | 2.90% | $290 |
| 12 | 57 | $290 | -7.31% | $733 | -7.31% | $733 | -7.31% | $733 | -1.40% | $780 | -5.83% | $2,979 | $2,979 | $6,810 | $10,000 | 2.90% | $290 |
| 13 | 58 | $290 | -7.58% | $621 | -7.58% | $621 | -7.58% | $621 | -1.70% | $661 | -6.11% | $2,525 | $2,525 | $6,520 | $10,000 | 2.90% | $290 |
| 14 | 59 | $290 | -7.95% | $514 | -7.95% | $514 | -7.95% | $514 | -2.09% | $547 | -6.49% | $2,090 | $2,090 | $6,230 | $10,000 | 2.90% | $290 |
| 15 | 60 | $290 | -8.48% | $412 | -8.48% | $412 | -8.48% | $412 | -2.66% | $438 | -7.03% | $1,673 | $1,673 | $5,940 | $10,000 | 2.90% | $290 |
| Total | | $4,060 | | | | | | | | | | | | | | | |
| Average Return | | | | | | | | | | | -5.43% | | | | | | |

## IMPORTANT DISCLOSURES

**This material is informational only and is not investment advice. If you need advice regarding your financial goals and investment needs, contact a financial advisor.**

**Annuities are long-term insurance products designed for retirement purposes. Many registered annuities offer four main features: (1) a selection of investment options, (2) tax-deferred earnings accumulation, (3) guaranteed lifetime payout options, and (4) death benefit options. A current prospectus for Zone Income should either precede or accompany this illustration. Before investing, consider the annuity's investment objectives, risks, charges and expenses. The prospectus contains this and other information. Please read it carefully.**

Hypothetical examples do not represent any specific annuity contract and may not be used to project or predict investment results. You may not invest directly in an index. This illustration shows scenarios of hypothetical performance for the selected investment options and assumes a contract start date on the hypothetical issue date. Contracts are issued on the next available start date, typically the 10th or 25th of a month.

Annuity contract values, death benefits and other values fluctuate based on the performance of the investment options and may be worth more or less than your total purchase payment when surrendered. **All guarantees are backed by the claims-paying ability of MEMBERS Life and do not extend to the performance of the underlying accounts which can fluctuate with changes in market conditions.** All hypothetical examples are for illustrative purposes only and do not guarantee or predict actual performance.

Withdrawals may be subject to surrender charges, and may also be subject to a market value adjustment (MVA). The MVA can have a positive or negative impact on contract values, depending on how interest rates have changed since the contract was issued. The range of fees and charges for a Zone Income contract includes a contract fee of 0.75%, a guaranteed lifetime withdrawal benefit (GLWB) rider fee of 0.50% and surrender charges of 0% to 9%. Withdrawals taken as a GLWB payment are not subject to surrender charges or MVA, but do count toward the annual free withdrawal amount. Withdrawals greater than the annual GLWB payment are considered excess withdrawals and proportionally reduce benefit base and death benefit by the ratio of excess withdrawal to contract value. Excess withdrawals include withdrawals prior to GLWB start date and deductions for any applicable surrender charges and MVA. Any portion of a withdrawal that is not an excess withdrawal is treated as a GLWB payment. If a requested withdrawal is made after the GLWB start date, the remaining GLWB payment for the current contract year is adjusted to reflect the withdrawal. If the requested withdrawal when added to the amount of all withdrawals during the current contract Year is greater than the GLWB payment, no further GLWB payments are made during that year.

Withdrawals taken as annual required minimum distributions (RMDs) are shown beginning in the first month of the contract year in which the owner turns age 70½, and are for illustrative purposes only. Note RMDs are free of surrender charges and MVA only if established under an automatic RMD program. Withdrawals taken to satisfy RMD requirements after the GLWB start date are not considered excess withdrawals and surrender charges and MVA do not apply. Withdrawals taken to satisfy RMD requirements prior to the GLWB start date are treated as excess withdrawals.

Rate caps vary by index and by risk control account and can be adjusted annually on risk control account anniversary, subject to a minimum rate cap of 1% and a bailout provision. A bailout rate is set for each risk control account. If the rate cap for a given year is declared below that rate, you may withdraw value from that risk control account without surrender charge or market value adjustment. You'll have 30 days following risk control account anniversary to make this withdrawal. The minimum guaranteed rate for the declared rate account is 0.25%. Withdrawals of taxable amounts are subject to ordinary income tax, and if taken before age 59½ may be subject to a 10% federal tax penalty. If you are considering purchasing an annuity as an IRA or other tax-qualified plan, you should consider benefits other than tax deferral since those plans already provide tax-deferred status. MEMBERS Life does not provide tax or legal advice. Contact a licensed professional.

There is no guarantee that the S&P 500 Index, Russell 2000 Index or MSCI EAFE Index will be available during the entire time you own your contract. We reserve the right to add, delete or substitute an index. If we substitute an index, the performance of the new index may differ from the original index. This, in turn, may affect the performance of your risk control accounts. We will not substitute an index until approved by the insurance department in your state. We reserve the right to add or substitute a risk control account. We will notify you of any change in a risk control account or index in advance. Notification will be in your annual report unless timing of any such change would cause us to send notification prior to your risk control account anniversary.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC ("SPDJI"), and has been licensed for use by CMFG Life Insurance Company (CMFG Life). MEMBERS Life is a wholly-owned indirect subsidiary of CMFG Life. Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CMFG Life. This annuity is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in this product nor do they have any liability for any errors, omissions or interruptions of the S&P 500 Index. The S&P 500 Index does not include dividends paid by the underlying companies.

The product is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the "LSE Group"). The LSE Group does not accept any liability whatsoever to any person arising out of the use of the product or the underlying data. The product has been developed solely by CMFG Life and is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the "LSE Group").FTSE Russell is a trading name of certain of the LSE Group companies. All rights in the Russell 2000 Index vest in the relevant LSE Group company which owns the Index. "Russell®" is a trademark of the relevant LSE Group company and is used by any other LSE Group company under license. "TMX®" is a trade mark of TSX, Inc. and used by the LSE Group under license. The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment nor operation of this product. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from this product or the suitability of the Index for the purpose to which it is being put by CMFG Life.

This annuity is not sponsored, endorsed, issued, sold or promoted by MSCI, and MSCI bears no liability with respect to this product or any index on which it is based. The prospectus contains a more detailed description of the limited relationship MSCI has with CMFG Life and any related products.

**Hypothetical Contract Summary** values assume the **Purchase Payment** and **Withdrawals** are applied at the beginning of the requested time period. After **Zone Income GLWB** start date, GLWB payments are included in withdrawals. **Index Returns** use hypothetical variable assumed rates of return for each index. The **Average Gross Return** applies current rate caps and floors, and the current declared rate, but does not reflect the deduction of any contract fee, GLWB rider fee, surrender charges, market value adjustment or applicable taxes. **Risk Control Portfolio Net Returns** apply current rate caps and floors to the index returns based on your allocations, and deduct the contract fee of 0.75% and GLWB rider fee of 0.50%. **Fixed Portfolio Net Returns** use the current declared rate, and deduct the GLWB rider fee of 0.50%. **Net Returns** do not include any surrender charges, market value adjustment or applicable taxes. **Average Returns** are calculated as the geometric average rate of return based on the total number of years shown. These average returns may vary based on a number of factors, including purchase payment and withdrawal activity.

**Contract Values** and **Death Benefits** reflect the deduction of the contract fee of 0.75% and GLWB rider fee of 0.50%. Death benefits are the greater of the contract value or net purchase payment. **Surrender Values** are the contract values less the surrender charges that apply during the six years following the date of the purchase payment of 9%, 9%, 8%, 7%, 6%, 5% and 0% thereafter. A market value adjustment (MVA) may also apply to values withdrawn from the risk control accounts.

**Benefit Base** begins equal to the purchase payment. On contract anniversary if contract value is greater, benefit base is increased to equal contract value. GLWB Rate is the base withdrawal rate set at issue, based on election of single or joint life payments and age of the youngest covered person(s), plus the annual increase rate for the number of contract years since issue (for a maximum of 10 years). Once GLWB payments begin, the GLWB rate does not change. Next Year GLWB is the guaranteed lifetime withdrawal payment available if GLWB payments are taken the following contract year. GLWB payments must begin on a contract anniversary, and the earliest date payments can begin is the first anniversary after the youngest covered person(s) turns age 50. Once they begin, full GLWB payments must be taken each year during the life of the covered person(s) unless the rider is terminated. GLWB payments are treated as a withdrawal from contract value and are taken on a pro-rata basis from the allocation options. They reduce contract value, surrender value and death benefit. Benefit base is also impacted by excess withdrawals.

All values assume automatic rebalancing between allocation options and between risk control accounts on contract anniversary. Values are shown for a maximum of 20 years. All values assume the owner(s) lives to the ages shown. Note the maximum age to begin the annuity payout period is 95.

CUNA Mutual Group is the marketing name for CUNA Mutual Holding Company, a mutual insurance holding company, its subsidiaries and affiliates. Annuities are issued by CMFG Life and MEMBERS Life and distributed by their affiliate, CUNA Brokerage Services, Inc., member FINRA/SIPC, a registered broker/dealer and investment advisor, 2000 Heritage Way, Waverly, IA, 50677. CMFG Life and MEMBERS Life are stock insurance companies. MEMBERS® is a registered trademark of CMFG Life. **Investment and insurance products are not federally insured, may involve investment risk, may lose value and are not obligations of or guaranteed by any depository or lending institution.** All contracts and forms may vary by state, and may not be available in all states or through all broker/dealers. Base policy forms 2018-RILA and 2018-RILA-GLWBRDR.